UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 10, 2015

Unilens Vision Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-17861 (Commission File Number)	27-2254517 (IRS Employer Identification No.)
10431 72nd Street North, Largo, Florida (Address of Principal Executive Offices)	33777-1511 (Zip Code)

Registrant’s telephone number, including area code:  (727) 544-2531

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 10, 2015, Unilens Vision Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Valeant Pharmaceuticals International, a Delaware corporation (“Buyer”), and One Eye Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”). Buyer is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a British Columbia corporation.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Buyer (the “Merger”). As a result of the Merger, each issued and outstanding share of the Company’s common stock (the “Common Stock”), other than shares held in the treasury of the Company or owned by any subsidiary of the Company or by Buyer or its subsidiaries (which shares shall be cancelled without payment) and shares held by stockholders of the Company who have validly exercised their appraisal rights under Delaware law, will be converted into the right to receive $12.75 in cash (the “Merger Consideration”), without interest and subject to any required tax withholding.

As a result of the Merger, each unexpired and unexercised option to purchase shares of Common Stock under the Company’s Incentive Stock Option Plan, whether or not exercisable or vested, will be canceled and converted into the right to receive an amount in cash (less any applicable withholding taxes) determined by multiplying the excess, if any, of the Merger Consideration over the applicable exercise price per share of the option by the number of shares of Common Stock subject to the option.

The Merger Agreement contains representations and warranties of the Company, Buyer and Merger Sub. The Company and Buyer have agreed to various covenants, including covenants that, subject to certain exceptions: (i) the Company will conduct its business in the ordinary course consistent with past practice during the period between the date of the Merger Agreement and the effective time of the Merger; (ii) the Company will not engage in certain activities during such period without the consent of Buyer; (iii) the Company will cause a meeting of the Company’s stockholders to be held to consider adoption of the Merger Agreement; and (iv) the Company will recommend adoption of the Merger Agreement by its stockholders and use reasonable best efforts to solicit such adoption. In addition, the Company may not, among other things, solicit, initiate or encourage the making of any proposals relating to certain acquisition transactions and has agreed to certain limitations on its ability to respond to and accept such proposals.

The consummation of the Merger is subject to certain closing conditions, including, among other things, (i) the adoption of the Merger Agreement by the Company’s stockholders in accordance with Delaware law and (ii) the absence of any statute, rule, regulation, order, judgment, decree, injunction or ruling that is in effect and prevents, prohibits, restrains or enjoins the Merger. The consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains certain termination rights for both the Company and Buyer, including if the Merger is not completed on or before October 31, 2015 or if the Merger is permanently enjoined or otherwise prohibited by a government authority. In addition, among other termination rights, Buyer may terminate the Merger Agreement if the Company’s board of directors takes certain actions, or fails to take certain actions, that result in a change in its recommendation to the Company’s stockholders to adopt the Merger Agreement, and the Company may terminate the Merger Agreement, subject to certain conditions, to accept an unsolicited acquisition proposal, the terms of which are more favorable from a financial point of view to the Company’s stockholders than the Merger. The Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, the Company is required to pay to Buyer a termination fee of $700,000 plus reimbursement of expenses (such termination fee and expenses, in the aggregate, not to exceed 3.5% of the equity value of the Merger).

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be a complete description of all the parties’ rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included as an exhibit hereto solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, Buyer or their respective subsidiaries or affiliates. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by (A) matters specifically disclosed in any reports filed by the Company with the Securities and Exchange Commission (the “SEC”) on or after July 1, 2014 but prior to the date of the Merger Agreement and (B) matters described in a confidential disclosure schedule delivered by the Company to Buyer in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement, which might differ from what is viewed as material by investors, and (iv) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the documents that the Company files or has filed with the SEC.

Voting Agreements

As a condition and material inducement to Buyer’s and Merger Sub’s willingness to enter into and perform their obligations under the Merger Agreement, Mr. Peter H. Kamin and certain members of the Company’s management (collectively, the “Unilens Principal Stockholders”), entered into voting agreements with Buyer, each dated as of July 10, 2015 (together, the “Voting Agreements”), pursuant to which the Unilens Principal Stockholders agreed, among other things, to vote all shares of the Common Stock owned by them (the “Covered Shares”) in favor of the Merger and the adoption of the Merger Agreement.

Pursuant to the Voting Agreements, each of the Unilens Principal Stockholders irrevocably appoints Buyer (and any executive officer thereof) as its proxy and attorney-in-fact to vote the Covered Shares in the manner described above. In addition, each of the Unilens Principal Stockholdersrepresents, covenants and agrees that, except ascontemplated by the Voting Agreement to which it is a party, it has not entered into, and shall not enter into at any time priorto the termination date of such Voting Agreement (the “Termination Date”), any voting agreement or voting trust with respect to any Covered Shares and it has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect toany of the Covered Shares, in either case, which is inconsistent with the VotingAgreements. Under the terms of the Voting Agreements, prior to the Termination Date, each Unilens Principal Stockholder shall not transfer or enter into any contract, option or other arrangement with respect to the transfer of any of the Covered Shares or beneficial ownership or voting power thereof.

The obligations of the Unilens Principal Stockholders under the Voting Agreements continue until the earliest of (a) the effective time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of the Voting Agreement by Buyer.

 As of July 10, 2015, approximately 27.7% of the shares of Common Stock are subject to the Voting Agreements.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Voting Agreements, copies of which are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the special meeting of the Company’s stockholders to be held with respect to the proposed transaction, the Company plans to file with the SEC preliminary and definitive proxy statements and other relevant materials. The definitive proxy statement (when available) will be mailed to the Company’s stockholders. INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain a free copy of the proxy statement (when available) and other relevant documents filed by the Company with the SEC from the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at the Company’s website at www.unilens.com by clicking on the “Investors” link, then clicking on the “SEC Filings” link.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on October 28, 2014.Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed by the Company with the SEC in connection with the proposed transaction when they become available.

Item 8.01	Other Events.

On July 13, 2015, the Company issued a press release announcing the execution of the Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.           Description

2.1

Agreement and Plan of Merger, dated as of July 10, 2015, by and among Valeant Pharmaceuticals International, a Delaware corporation, One Eye Merger Sub, Inc., a Delaware corporation, and Unilens Vision Inc., a Delaware corporation.*

99.1	Voting Agreement, dated as of July 10, 2015, among Valeant Pharmaceuticals International, a Delaware corporation, and Mr. Peter H. Kamin.
99.2

Voting Agreement, dated as of July 10, 2015, among Valeant Pharmaceuticals International, a Delaware corporation, and the stockholders of Unilens Vision Inc., a Delaware corporation, listed on Schedule A thereto.

99.3	Unilens Vision Inc. Press Release issued July 13, 2015.

*	The Disclosure Schedule is omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of the Disclosure Schedule to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNILENS VISION INC. (Registrant)
Date: July 13, 2015	By /s/Leonard F. Barker Name: Leonard F. Barker Title: Chief Financial Officer

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